UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

_________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 2, 2011

American Realty Capital Trust III, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland
(State or Other Jurisdiction of Incorporation)

333-170298	27-3715929
(Commission File Number)	(IRS Employer Identification No.)

405 Park Avenue, 15th Floor New York, New York 10022
(Address, including zip code, of Principal Executive Offices)

(212) 415-6500
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On August 2, 2011, the Board of Directors of American Realty Capital Trust III, Inc. (the “Company”) ratified the Company’s entry, through its sponsor, American Realty Capital II, LLC (the “Sponsor”), into a purchase and sale agreement to acquire one free-standing fee simple build-to-suit freight distribution facility leased to FedEx Freight, Inc. located in Butte, Montana. The seller of the property is William Charles, Ltd.The seller has no material relationship with the Company and the acquisition is not an affiliated transaction. Although the Company believes that the acquisition of this property is probable, there can be no assurance that the acquisition will be consummated.

Pursuant to the terms of the purchase and sale agreement, the Company’s obligation to close upon the acquisition is subject to the satisfactory completion of a due diligence review of the property, in addition to other customary conditions to closing. The purchase and sale agreement contains customary representations and warranties by the seller.

Subject to satisfactory completion of our diligence review and other customary conditions to closing, the Company estimates that we will close on the acquisition of this property on or before September 2011.

The purchase price of the property is approximately $8.9 million, exclusive of closing costs. The Company intends to fund 45% of the purchase price with proceeds from its ongoing initial public offering and the remaining 55% with a first mortgage loan from a lender yet to be identified at an estimated 55% loan-to-value ratio. There is no assurance that the Company will be able to secure financing on terms that it deems favorable or at all.

The property will be 100% leased to FedEx Freight, Inc., a subsidiary of FedEx Corp. (NYSE: “FDX”). FedEx Corp. has guaranteed the tenant’s obligations under the lease.The property is currently under construction with an anticipated completion date in September 2011. The freight distribution facility will contain approximately 45,800 square feet of gross leasable area. The lease will have a 15-year term with no rental escalations. The lease will be double net whereby the Company will be responsible for maintaining the roof and structure of the building and the tenant is required to pay substantially all other operating expenses, in addition to base rent. The lease will contain two renewal options of five years each , the first at $732,069 annually and the second at $760,619 annually.  The annualized rental income for the initial lease term will be approximately $697,209.

FedEx Corporation is a holding company that provides transportation, e-commerce and business services. The company operates in four segments: FedEx Express, FedEx Ground, FedEx Freight, and FedEx Kinko’s. The FedEx Express segment offers shipping services for the delivery of packages and freight. The FedEx Ground segment provides business and residential ground package delivery services. The FedEx Freight segment offers regional next-day and second-day freight services, as well as long-haul freight services. The FedEx Kinko’s segment provides document services, such as printing, copying, and binding and business services, such as high-speed Internet access, computer rental and videoconferencing. FedEx Corporation, formerly known as FDX Corporation, was founded in 1971 and is headquartered in Memphis, Tennessee.

Item 8.01  Other Events.

On August 8, 2011, the Company issued a press release announcing that it had entered into a purchase and sale agreement to acquire the FedEx Freight distribution facility in Butte, Montana described under Item 1.01 of this Current Report on Form 8-K.

A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description
99.1	Press Release dated August 5, 2011

  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL TRUST III, INC.

Date: August 8, 2011	By:	/s/ Nicholas S. Schorsch
		Name:	Nicholas S. Schorsch
		Title:	Chief Executive Officer and Chairman of the Board of Directors